EXHIBIT 8.2

October 20, 2016

TriSummit Bancorp, Inc.

422 Broad Street

Kingsport, TN 37660

Re:	Agreement and Plan of Merger by and between HomeTrust Bancshares, Inc. and TriSummit Bancorp, Inc.

To the Board of Directors:

We have acted as counsel to TriSummit Bancorp, Inc., a Tennessee corporation (“Target”), in connection with the merger (the “Merger”) of Target with and into HomeTrust Bancshares, Inc., a Maryland corporation (“Acquiror”). The Merger is pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 20, 2016, by and between Target and Acquiror, as described in the Registration Statement on Form S-4 filed by Acquiror with the Securities and Exchange Commission (the “Registration Statement”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”).

You have requested our opinion regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is being furnished to you pursuant to your request as a closing condition set forth in the Merger Agreement and as required by Section 7.3(c) of the Merger Agreement and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. Unless otherwise indicated, each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

In providing our opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete; (iii) the representations made to us by Acquiror and Target in their respective letters delivered to us for purposes of this opinion are true,

TriSummit Bancorp, Inc.

October 20, 2016

correct and complete (the “Representation Letters”) and will be true, correct, and complete in all material respects as of the Effective Time and (iv) any representations made in the Representation Letters or in the Merger Agreement “to the best knowledge of”, or similarly qualified, are true, correct, and complete in all material respects, in each case without such qualification. We have also assumed, with the consent of Acquiror and Target, that the parties have complied with and, if applicable, will continue to comply with the relevant covenants contained in the Merger Agreement. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

Based on and subject to the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.	The discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger”, insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the Merger and constitutes the opinion of Butler Snow LLP.

We express no opinion on any issue relating to U.S. federal income tax consequences other than those described herein, or on any issue of any state, local, foreign or other tax laws. Further, our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect, which changes could affect our opinions. Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being delivered to you solely for the purpose of satisfying the closing conditions set forth in the Merger Agreement and it is not to be relied upon for any other purpose without our prior written consent. To that end, we hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm under the heading

TriSummit Bancorp, Inc.

October 20, 2016

“Material U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BUTLER SNOW LLP